EXHIBIT (a)(19)


         FOR IMMEDIATE RELEASE

         CONTACTS:
              CSX Corporation               Conrail Inc.
              Thomas E. Hoppin              Craig R. MacQueen
              (804) 782-1450                (215) 209-4594

              Kekst and Company             Abernathy MacGregor Group
              Richard Wolff                 Joele Frank/Dan Katcher
              (212) 593-2655                (212) 371-5999


                 CONRAIL BOARD ADVISES SHAREHOLDERS NOT TO TENDER
                    TO REVISED NORFOLK SOUTHERN TENDER OFFER;
               CSX AND CONRAIL REAFFIRM COMMITMENT TO THEIR MERGER


                   RICHMOND, VA AND PHILADELPHIA, PA (NOVEMBER 13, 1996) -- Conrail Inc. [NYSE: CRR] announced today that its Board of Directors recommends that shareholders not tender their shares pursuant to the revised Norfolk Southern tender offer. Shares tendered to the Norfolk Southern offer, which expires on Novem-ber 22, cannot be accepted for payment under the terms of that offer. Conrail's Board said that shareholders who desire to receive cash now for a portion of their shares should tender to the offer of CSX Corporation [NYSE: CSX], which expires on November 20.

                   Conrail again reaffirmed that a merger with CSX is in Conrail's best interest and is the superior strategic combina-tion for Conrail. Both CSX and Conrail stated that they con-tinue to be fully committed to their merger.

                   CSX and Conrail also stated that they have been hav-ing, and continue to have, discussions relating to an increase in the value of the consideration payable upon consummation of the CSX-Conrail merger. There can be no assurance as to when or if any such modifications will be made.

                   CSX, headquartered in Richmond, VA, is an interna-tional transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services.

                   Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 north-eastern and midwestern states, the District of Columbia, and the Province of Quebec.

                   CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.


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